                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 24, 2003


                                   AKORN, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Louisiana
                 (State or Other Jurisdiction of Incorporation)



            0-13796                                      72-0714400
   (Commission File Number)                  (IRS Employer Identification No.)



              2500 Millbrook Drive, Buffalo Grove, Illinois 60089
                    (Address of Principal Executive Offices)

                                 (847) 279-6100
              (Registrant's Telephone Number, Including Area Code)

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On April 24, 2003, Deloitte & Touche LLP ("Deloitte") notified Akorn, Inc. (the "Company") that it would decline to stand for re-election as the Company's independent accountant after completion of its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2002.

         Deloitte's reports on the Company's consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte's reports on the Company's 2001 and 2000 financial statements included an explanatory paragraph relating to the restatement of such financial statements discussed in Note S thereto, and its report on the Company's 2001 consolidated financial statements included an explanatory paragraph relating to the uncertainty with respect to the Company's ability to continue as a going concern.

         During the two fiscal years of the Company ended December 31, 2001 and 2000, and the subsequent interim period through the date of this report, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements.

         Deloitte has informed the Company that, in connection with its audit of the Company's consolidated financial statements for the year ended December 31, 2002, which has not been completed, it noted certain matters involving the Company's internal control that Deloitte considers to be material weaknesses. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. Deloitte concluded that the following matters constitute material weaknesses: (i) failure to analyze accounts receivable in a sufficient level of customer detail to enable management to adequately calculate an allowance for doubtful accounts; (ii) misstatements in fixed assets, including unrecorded disposals, balances for abandoned construction projects that had not been written off, and the use of incorrect useful lives, failure to prepare and review fixed asset roll forward schedules and reconciliations on a timely basis and failure to take a physical inventory of fixed assets in several years; and (iii) when taken together, incomplete internal control documentation, inadequate communication of transactions and contract terms affecting financial results, untimely preparation and inadequate management review of analyses, inadequate documentation and analysis to support the assumptions used to calculate various account balances, and inadequate controls over manual journal entries. Deloitte further advised the Company that it believes that these material weaknesses constitute a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte also advised the Company that these material weaknesses will not prevent Deloitte from issuing its report on the Company's financial statements for the year ended December 31, 2002.

         The Company has reviewed the matters identified by Deloitte and has concluded that the misstatements identified by Deloitte are the result of errors and not fraud. Although the Company does not necessarily agree with Deloitte's judgment that there are material weaknesses in the Company's internal controls, the Company intends to promptly conduct a full review of its internal controls and put in place procedures designed to address all relevant internal control issues, including those identified by Deloitte. The Company also has begun the process of selecting a new independent accountant.

         The Company has provided Deloitte with a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of Deloitte's letter, dated May 1, 2003, stating whether it agrees with such statements.

ITEM 5.  OTHER EVENTS

         On April 1, 2002, the Company filed a Notification of Late Filing on Form 12B-25 with the Securities and Exchange Commission regarding the Company's Annual Report on Form 10-K for the calendar year ended December 31, 2002. In that Notification, the Company stated that it anticipated reporting net sales of approximately $52.3 million and a net loss of approximately $3.7 million, or ($0.19) per basic share for the year ended December 31, 2002. Subsequent to that filing, the Company established a non-cash valuation allowance to reduce the deferred tax asset on its balance sheet from $9.2 million to zero. As a result, the Company now expects to report a net loss of approximately $12.9 million, or ($.66) per basic share, for the year ended December 31, 2002. In addition, the Company expects Deloitte's report on the Company's 2002 consolidated financial statements to include an explanatory paragraph relating to the uncertainty with respect to the Company's ability to continue as a going concern.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a)  Not applicable.

    (b)  Not applicable.

    (c)  Exhibits.

         16 Letter, dated May 1, 2003, of Deloitte & Touche LLP to the Securities and Exchange Commission

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              AKORN, INC.



Date:  May 1, 2003                            By: /s/ BEN J. POTHAST
                                                 -------------------------------
                                                   Ben J. Pothast
                                                   Chief Financial Officer